Exhibit 12.4

Rogers Wireless Inc.
Financial Statement Schedules
Schedule of Valuation Account - Allowance For Doubtful Accounts Receivable
(in thousands of Canadian dollars)

Year ended December 31,

				Balance,
	Balance, Beginning of	Additions	Deductions	End
Year	Year	(1)	(2)	of Year
2002	51,235	32,072	(38,142)	45,165
2003	45,165	43,959	(31,650)	57,474
2004	57,474	29,202	(4,831)	81,845

(1)	Represents the increase in allowance for doubtful accounts receivable charged to expense.

(2)	Represents the accounts receivable written-off against the allowance for doubtful accounts receivable.

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